Exhibit (b)(1)(A)
Carlyle Partners IV, L.P.
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004-2505
January 15, 2007
Amended and Restated Equity Commitment Letter

To:	CGEA Holdings, Inc.
CGEA Investor, Inc.
Ladies and Gentlemen:
          Carlyle Partners IV, L.P. (the “Fund”) is pleased to offer this commitment to purchase in cash up to $461.5 million of the securities of CGEA Holdings, Inc. (“Parent”) and/or its affiliates, which has been formed for the purpose of acquiring, through CGEA Investor, Inc. (“Merger Sub”), all of the outstanding shares of common stock, par value $1.00 per share, of ElkCorp (the “Company”), pursuant to that Amended and Restated Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub and the Company, pursuant to which Merger Sub will commence a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $1.00 per share, of the Company, all on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). This letter agreement amends and restates the letter dated, December 18, 2006, from the undersigned to Parent and Merger Sub and as so amended and restated shall be deemed to be the Equity Commitment Letter referred to in Section 4.5 of the Merger Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.
          1. Commitment. This commitment letter shall become effective only upon execution and delivery of the Merger Agreement by Parent and Merger Sub. The Fund hereby commits to purchase $461.5 million of securities of Parent and/or Merger Sub in cash with an aggregate purchase price not to exceed $461.5 million (the “Commitment”) and to cause Parent to use all of such proceeds to purchase securities of Merger Sub. The proceeds from the Fund’s purchases of securities pursuant to this letter shall be used by Merger Sub and Parent to fund the payment of the Per Share Amount, Merger Consideration and Option and Stock-Based Consideration (including obligations under Sections 1A.1(e) and 2.2(a) of the Merger Agreement), to fund the Tender Facility Interest Support (as described in the Debt Commitment Letter), if necessary, and thereafter for other purposes of the Transaction (including the payment of related fees and expenses (other than payment obligations of Parent and Merger Sub under 7.3 of the Merger Agreement)) and for no other purposes.
          2. Closing Conditions; Allocation of Investment Opportunity. The Fund’s obligations to purchase securities of Parent pursuant to this letter are conditioned upon (i) the satisfaction of all conditions precedent to the obligations of Parent and Merger Sub to consummate the Transaction set forth in the Merger Agreement (without any waiver of any such condition, except waivers in which Parent and Merger Sub concur in writing) and

(ii) the substantially contemporaneous funding of the Debt Financing or any alternative debt financing (subject only to receipt of the equity committed in this commitment letter); provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent more than such Commitment. The Fund may allocate all or a portion of its investment to affiliates and its commitment hereunder will be reduced by any amounts actually invested in or contributed to Parent by such affiliates on or before the Closing Date.
          3. Enforcement / Recourse. Creditors of Parent shall have no right to enforce this letter or to cause Parent or Merger Sub to enforce this letter. Concurrently with the execution and delivery of this commitment letter, the undersigned is executing and delivering to the Company a guarantee related to Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Guarantee”). The Company’s remedies against the undersigned under the Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its affiliates against the undersigned in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, including in the event that Parent or Merger Sub breaches their obligations under the Merger Agreement, whether or not Parent and Merger Sub’s breach is caused by the undersigned’s breach of its obligations under this commitment letter and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (other than Parent or Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in the event Parent or Merger Sub breaches any obligations under the Merger Agreement, whether or not such breach is caused by the undersigned’s breach of its obligations under this commitment letter. Notwithstanding anything that may be expressed or implied in this commitment letter, by its acceptance hereof, Parent acknowledges and agrees for itself and its subsidiaries from time to time (including, after the Closing, the Company) that (a) notwithstanding that the Fund is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of the Fund, any direct or indirect holder of any equity interests or securities of the Fund (whether such holder is a limited or general partner, member, stockholder or otherwise), any affiliate of the Fund, or any direct or indirect director, officer, employee, partner, affiliate, member, controlling person or representative of any of the foregoing (other than Parent or Merger Sub) (any such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons under this commitment letter or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.
          4. Expiration. All obligations under this letter shall expire automatically upon the earlier to occur of (a) termination of the Merger Agreement pursuant to Article 7 of the Merger Agreement and (b) the assertion by the Company or any of its affiliates in any litigation or other proceeding of any claim against the Guarantee executed and delivered by the Fund in connection with the Merger Agreement.
          5. No Assignment. The commitment evidenced by this letter shall not be assignable by Parent or Merger Sub without the Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment provided, however, that any such assignment shall not relieve the undersigned of its obligations under this commitment letter. Any purported assignment of this commitment in contravention of this Paragraph 5 shall be void.
          6. No Third Party Beneficiary. No person or entity other than Parent or Merger Sub shall be entitled to rely upon this commitment letter. This commitment letter shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this commitment.
          The Fund hereby represents and warrants with respect to itself to Parent and Merger Sub that (a) such party has all limited partnership power and authority to execute, deliver and perform this commitment letter; (b) the execution, delivery and performance of this commitment letter by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action by such party; (c) this commitment letter has been duly and validly executed and delivered by such party and constitutes a valid and legally binding obligation of such party; (d) the execution, delivery and performance of this commitment letter by such party does not and will not conflict with, violate the terms of, or result in the acceleration of an obligation under (i) any material contract, commitment or other material instrument to which such party is a party or is bound, or (ii) the certificate of limited partnership or limited partnership agreement of such party; (e) the Commitment of such party is less than the maximum amount that such party is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents; and (f) such party has uncalled capital commitments in excess of the Commitment.
          This commitment letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the undersigned or any of its affiliates and any other person with respect to the subject matter hereof. The terms of this commitment letter may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.
          If the foregoing is acceptable to you, please sign and return a copy of this letter, whereupon this letter will constitute the binding obligation of the Fund to provide the aforementioned commitment to Parent and Merger Sub on the terms and conditions set forth herein. This letter and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York. The undersigned hereby waive any right to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter agreement or the transactions contemplated hereby or thereby. This letter constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements. This letter agreement may be executed in counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

Very truly yours,

CARLYLE PARTNERS IV, L.P.

By:	TC Group IV, L.P., its general partner
	By:	TC Group IV, L.L.C., its general partner
		By:	TC Group, L.L.C., its sole member
			By:	TCG Holdings, L.L.C., its managing member

			By:	/s/ Glenn A. Youngkin

				Name:	Glenn A. Youngkin
				Title:	Managing Director

CGEA HOLDINGS, INC.

By:	/s/ Glenn A. Youngkin

	Name:	Glenn A. Youngkin
	Title:	President

CGEA INVESTOR, INC.

By:	/s/ Glenn A. Youngkin

	Name:	Glenn A. Youngkin
	Title:	President

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